Exhibit 99.1

200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS;

ADJUSTED FFO OF $0.77 PER SHARE FOR THE SECOND QUARTER

HUNT VALLEY, MARYLAND – August 3, 2015 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three-month period ended June 30, 2015. The Company also reported for the three-month period ended June 30, 2015 Funds From Operations (“FFO”) available to common stockholders of $100.7 million or $0.52 per common share and Funds Available For Distribution (“FAD”) to common stockholders of $136.1 million or $0.70 per common share.

The $100.7 million of FFO available to common stockholders for the second quarter of 2015 includes $47.1 million of acquisition related costs, $2.9 million of non-cash stock-based compensation expense and a $1.0 million gain related to the early extinguishment of debt. FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”). Adjusted FFO was $0.77 per common share for the three-month period ended June 30, 2015. FFO and Adjusted FFO are non-GAAP financial measures. Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition related costs, interest refinancing costs and stock-based compensation expense. For more information regarding FFO and Adjusted FFO, see the “Second Quarter 2015 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended June 30, 2015, the Company reported net income of $43.5 million, or $0.22 per diluted common share, on operating revenues of $197.7 million. This compares to net income of $46.8 million, or $0.37 per diluted common share, on operating revenues of $121.8 million, for the same period in 2014.

For the six-month period ended June 30, 2015, the Company reported net income of $86.5 million, or $0.53 per diluted common share, on operating revenues of $331.1 million. This compares to net income of $102.6 million, or $0.81 per diluted common share, on operating revenues of $242.8 million, for the same period in 2014.

The year-to-date decrease in net income compared to the prior year was primarily due to: (i) $51.8 million in increased acquisition related costs, (ii) $27.0 million in increased depreciation and amortization expense, (iii) $14.1 million in increased interest expense and (iv) $11.3 million in increased impairments on real estate assets. This impact was partially offset by increased revenue associated with the new investments completed in 2014 and the first six months of 2015.

2015 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS

In Q3 2015, the Company…

•    completed the purchase of $112 million of real estate in Manhattan for the development of a senior housing community.

•    completed $72.3 million of other new investments.

•    increased its quarterly common stock dividend rate to $0.55 per share.

In Q2 2015, the Company…

•    completed the acquisition by merger of Aviv REIT, Inc. (“Aviv”).

•    completed $178 million of new United Kingdom investments.

•    invested $18 million in capital renovation projects.

•    paid off $9 million of secured long-term debt.

•    increased its quarterly common stock dividend rate to $0.54 per share.

SECOND QUARTER 2015 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended June 30, 2015 totaled $197.7 million. Operating expenses for the three-month period ended June 30, 2015 totaled $123.5 million and were comprised of $59.2 million of depreciation and amortization expense, $47.1 million of costs associated with acquisitions, $7.4 million of general and administrative expense, $6.9 million of provision for impairments on real estate assets and $2.9 million of stock-based compensation expense.

Other Income and Expense – Other income and expense for the three-month period ended June 30, 2015 was a net expense of $39.1 million, which was primarily comprised of $38.2 million of interest expense, $1.8 million of amortized deferred financing costs and a $1.0 million adjustment (gain) related to interest refinancing costs.

Funds From Operations – For the three-month period ended June 30, 2015, reportable FFO available to common stockholders was $100.7 million, or $0.52 per common share on 194 million weighted-average common shares outstanding, compared to $79.7 million, or $0.63 per common share on 127 million weighted-average common shares outstanding, for the same period in 2014.

The $100.7 million of FFO for the three-month period ended June 30, 2015 includes the impact of $47.1 million of acquisition related costs, $2.9 million of non-cash stock-based compensation expense and a $1.0 million adjustment (gain) related to interest refinancing activities.

The $79.7 million of FFO for the three-month period ended June 30, 2014 includes the impact of $2.8 million in provisions for uncollectible straight-line receivables, $2.6 million of interest financing costs, $2.3 million of non-cash stock-based compensation expense and $45 thousand of acquisition related costs.

Adjusted FFO was $149.7 million, or $0.77 per common share, for the three months ended June 30, 2015, compared to $87.4 million, or $0.69 per common share, for the same period in 2014. The Company had 67 million additional weighted-average shares outstanding for the three months ended June 30, 2015 compared to the same period in 2014. For further information see the “Funds From Operations” section below.

ACQUISITION OF AVIV AND IMPLEMENTATION OF UPREIT STRUCTURE

On April 1, 2015, the Company completed its acquisition by merger of Aviv. In the Aviv transaction, the Company acquired 348 properties in 31 states, operated by 38 third-party operators. The Company issued approximately 43.7 million shares of common stock in the transaction.

Prior to April 1, 2015, the Company restructured the manner in which it holds its assets by converting to an umbrella partnership real estate investment trust (“UPREIT”) structure. As a result of this organizational restructuring and after giving effect to the Aviv merger, substantially all of the Company’s assets are held by an operating partnership (the “Operating Partnership”) that is a subsidiary of the Company.

The Company’s results for the six-month period ended June 30, 2015 do not reflect the operations of Aviv for the three-month period ended March 31, 2015, and accordingly are not indicative of the Company’s results for future periods.

FINANCING ACTIVITIES

Amendment to the 2014 Credit Facilities – On April 1, 2015, the Company amended its 2014 Credit Facilities (defined below). Among other modifications to the 2014 Credit Facilities, the amendments increased the amount of the 2014 Credit Facilities to a total of $1.65 billion, consisting of a $1.25 billion senior unsecured revolving credit facility, a $200 million senior unsecured term loan facility, and a $200 million senior unsecured acquisition term loan facility (collectively, the “2014 Credit Facilities”). The amended facility includes an accordion feature permitting the Company to increase the amount of the 2014 Credit Facilities to $1.9 billion and to allocate the $250 million increase to the existing revolver or term loan facilities or additional tranches thereunder as it may elect, subject to various conditions set forth in its existing credit facility.

The $1.25 billion revolving credit facility matures on June 27, 2018, subject to a one-time option for the Company to extend such maturity date for one year. The $200 million senior unsecured term loan facility matures on June 27, 2019 and the $200 million senior unsecured acquisition term loan facility matures on June 27, 2017. The Company has the option to extend the acquisition term loan facility maturity date twice, the first extension until June 27, 2018 and the second extension until June 27, 2019.

As of June 30, 2015, the Company had $351 million of outstanding borrowings under its $1.25 billion revolver and $500 million of outstanding term loan borrowings under its various term loan facilities on a consolidated basis, including the Operating Partnership Term Loan Facility described below.

$100 Million Operating Partnership Term Loan Facility – On April 1, 2015, the Operating Partnership entered into a $100 million senior unsecured term loan facility (the “Operating Partnership Term Loan Facility”), with the entire amount advanced on April 1, 2015. The Operating Partnership Term Loan Facility matures on June 27, 2017, subject to the right of the Operating Partnership to extend such maturity date twice, the first extension until June 27, 2018 and the second extension until June 27, 2019.

$9 Million HUD Mortgage Payoffs – On April 30, 2015, the Company paid approximately $9.1 million to retire one mortgage loan guaranteed by the Department of Housing and Urban Development (“HUD”). The loan had an interest rate of 4.35% per annum with a March 1, 2041 maturity. The payoff resulted in a $1.0 million gain on the extinguishment of the debt due to the write-off of the $1.5 million fair market value adjustment recorded at the time the loan was assumed offset by a prepayment fee of approximately $0.5 million.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the first two quarters of 2015, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2015
(in thousands, except price per share)

	Q1	Q2	Year To Date

Number of shares	-	-	-
Average price per share	$-	$-	$-
Gross proceeds	$-	$-	$-

Dividend Reinvestment and Common Stock Purchase Program for 2015
(in thousands, except price per share)

	Q1	Q2	Year To Date

Number of shares	135	678	813
Average price per share	$40.13	$36.46	$37.07
Gross proceeds	$5,423	$24,703	$30,126

2015 RECENT DEVELOPMENTS AND PORTFOLIO ACTIVITY

$184 Million in New Investments in July 2015 – In July 2015, the Company completed five separate transactions totaling approximately $184 million of new investments. The new investments consisted of the following:

$28.5 Million Acquisition – On July 30, 2015, the Company completed a purchase/leaseback of one skilled nursing facility (“SNF”) for approximately $28.5 million. The 300 bed SNF, located in Virginia, was leased to the new operator with an initial annual yield of 9.25%.

$111.7 Million Real Estate Acquisitions – On July 24, 2015, the Company purchased five buildings on the Upper East Side of Manhattan for approximately $111.7 million and leased them to an existing operator of the Company. The Company and its operator plan to co-develop the sites into a 201,000 square-foot senior living facility. The properties were added to the operator’s existing master lease. During the construction phase, the Company will earn a 5% annual cash yield on the land. Upon certification of occupancy, the Company’s annual yield will be 7% in year one and 8% in year two with annual 2.5% escalators thereafter.

$18.0 Million Acquisition – On July 1, 2015, the Company purchased a three facility campus from an unrelated third party for approximately $18.0 million and leased them to an existing operator of the Company. The 161 bed campus (consisting of a skilled nursing, memory care and assisted living facility) located in the state of Washington, was added to the operator’s existing master lease with a blended initial annual yield of 8.3%.

$15.0 Million Acquisition – On July 1, 2015, the Company purchased six SNFs from an unrelated third party for approximately $15.0 million and leased them to an existing operator of the Company. The SNFs, all located in Nebraska, totaling 530 beds, were added to the operator’s existing master lease with an initial annual yield of 9.0%.

$10.8 Million Acquisition – On July 1, 2015, the Company purchased one assisted living facility (“ALF”) and one memory care facility for approximately $10.8 million and leased them to a new operator of the Company. The facilities, located in Georgia, totaling 125 beds, were leased to the operator via a master lease with an initial annual yield of 8.0%.

Aviv Acquisition/Merger – On April 1, 2015, the Company acquired Aviv by merger, acquiring 348 properties in 31 states, operated by 38 third-party operators, in addition to the assumption of several mortgages and other notes. The transaction was structured as stock for stock swap with each share of Aviv being exchanged for 0.9 shares of Omega. In connection with the Aviv merger, Omega exchanged approximately 48.6 million Aviv shares for approximately 43.7 million shares of Omega and exchanged approximately 9.2 million partnership units of Omega Healthcare Property Limited Partnership (“Omega OP Units”) for 10.2 million Aviv Healthcare Property Limited Partnership units. In addition to the shares and units exchanged, Omega assumed the legacy Aviv stock compensation plans as well as debt and other liabilities. Based on the closing price of Omega’s common stock on April, 1, 2015, the estimated fair value of the consideration exchanged or assumed was approximately $3.8 billion.

$196 Million of New Investments in Q2 2015 – During the three months ended June 30, 2015, the Company completed $196 million of combined new investments and capital renovations.

$178 Million Acquisition in the United Kingdom – On May 1, 2015, the Company completed a $178 million purchase/leaseback transaction for 23 Care Homes located in the United Kingdom and operated by Healthcare Homes Holding Limited (“Healthcare Homes”). As part of the transaction, the Company acquired title to the 23 Care Homes with 1,018 registered beds and leased them back to Healthcare Homes pursuant to a 12-year master lease agreement with an initial annual cash yield of 7%, and annual escalators of 2.5%. The Care Homes, comparable to U.S. ALFs, are located throughout the East Anglia region (north of London) of the United Kingdom. Healthcare Homes is headquartered in Colchester (Essex County), England.

$18 Million Q2 Capital Renovations – The Company also invested $18 million under its capital renovation program in the second quarter of 2015.

Facility Sales, Closures and Impairments – For the three-month period ended June 30, 2015, the Company sold four facilities (two classified as held-for-sale) for total cash proceeds of $26.6 million, generating an $8.8 million gain. Two of the facilities sold resulted from purchase options exercised by the tenant.

DIVIDENDS

On July 15, 2015, the Board of Directors declared a common stock dividend of $0.55 per share, increasing the quarter common dividend by $0.01 per share over the prior quarter to be paid August 17, 2015 to common stockholders of record as of the close of business on July 31, 2015.

2015 FAD AND ADJUSTED FFO GUIDANCE REVISED

The Company revised its previously announced 2015 annual FAD available to common stockholders to be between $2.77 and $2.81 per diluted share and its 2015 annual Adjusted FFO available to common stockholders to be between $3.04 and $3.06 per diluted share. The table below outlines Omega’s 2015 quarterly guidance for both FAD and Adjusted FFO available to common stockholders:

	2015 Adjusted FFO and FAD Guidance Range per diluted common share (1)
	Q1(2)	Q2	Q3	Q4(3)	Full Year
Adjusted FFO	$0.71	$0.77	$0.77 - $0.78	$0.79 - $0.80	$3.04 - $3.06
FAD	$0.65	$0.70	$0.70 - $0.72	$0.72 - $0.74	$2.77 - $2.81

	2014 Actual Adjusted FFO and FAD per diluted common share
	Q1	Q2	Q3	Q4	Full Year
Adjusted FFO	$0.71	$0.69	$0.73	$0.72	$2.85
FAD	$0.65	$0.63	$0.67	$0.66	$2.61

(1)	Assumes $650 million of new investments and planned capital renovation projects for 2015, including $65 million of new investments and capital renovations closed and/or completed in the first quarter of 2015 by Aviv. At April 1, 2015, after reflecting operating partnership units and other dilutive securities, there were approximately 194 million fully diluted common shares outstanding. Omega's guidance is based on a number of assumptions, which are subject to change and many of which are outside Omega’s control. If actual results vary from these assumptions, Omega's expectations may change. Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that Omega will achieve its projected results.
(2)	Based on approximately 135 million fully diluted weighted average common shares outstanding.
(3)	Assumes refinancing $575 million 6.75% notes due 2022.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, August 4, 2015, at 10 a.m. Eastern to review the Company’s 2015 second quarter results and current developments. Analysts and investors within the United States interested in participating are invited to call (877) 511-2891. The Canadian toll-free dial-in number is (855) 669-9657. All other international participants can use the dial-in number (412) 902-4140. Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2015 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page. Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of June 30, 2015, Omega has a portfolio of investments that includes over 900 properties located in 41 states and the United Kingdom and operated by 84 different operators.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

 ________________________

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega’s expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT; (ix) Omega’s ability to manage, re-lease or sell any owned and operated facilities; (x) Omega’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv’s operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; and (xiii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$6,513,674	$3,223,785
Less accumulated depreciation	(898,734)	(821,712)
Real estate properties – net	5,614,940	2,402,073
Investments in direct financing leases	571,377	539,232
Mortgage notes receivable	682,255	648,079
	6,868,572	3,589,384
Other investments	82,955	48,952
	6,951,527	3,638,336
Assets held for sale – net	15,903	12,792
Total investments	6,967,430	3,651,128

Cash and cash equivalents	25,154	4,489
Restricted cash	21,545	29,076
Accounts receivable – net	189,037	168,176
Goodwill	543,093	—
Other assets	67,417	68,776
Total assets	$7,813,676	$3,921,645

LIABILITIES AND EQUITY
Revolving line of credit	$351,000	$85,000
Term loans	500,000	200,000
Secured borrowings	263,068	251,454
Unsecured borrowings – net	2,333,856	1,842,049
Accrued expenses and other liabilities	271,584	141,815
Deferred income taxes	16,852	—
Total liabilities	3,736,360	2,520,318

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 183,321 shares as of June 30, 2015 and 127,606 as of December 31, 2014	18,332	12,761
Common stock – additional paid-in capital	4,503,180	2,136,234
Cumulative net earnings	1,232,478	1,147,998
Cumulative dividends paid	(2,047,257)	(1,895,666)
Accumulated other comprehensive income	2,839	—
Total stockholders’ equity	3,709,572	1,401,327
Noncontrolling interest	367,744	—
Total equity	4,077,316	1,401,327
Total liabilities and equity	$7,813,676	$3,921,645

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
Rental income	$163,112	$96,242	$264,076	$192,160
Income from direct financing leases	15,020	14,146	29,366	28,230
Mortgage interest income	17,562	9,923	34,141	19,249
Other investment income – net	2,017	1,489	3,548	3,162
Total operating revenues	197,711	121,800	331,131	242,801

Expenses
Depreciation and amortization	59,156	31,301	89,766	62,745
General and administrative	7,435	4,012	11,839	8,246
Stock-based compensation	2,873	2,285	4,483	4,548
Acquisition costs	47,084	45	51,952	140
Impairment loss on real estate properties	6,916	1,558	12,898	1,558
Provisions for uncollectible mortgages, notes and accounts receivable	(7)	2,761	(9)	2,745
Total operating expenses	123,457	41,962	170,929	79,982

Income before other income and expense	74,254	79,838	160,202	162,819
Other income (expense)
Interest income	7	17	200	25
Interest expense	(38,248)	(29,447)	(70,607)	(56,528)
Interest – amortization of deferred financing costs	(1,826)	(946)	(3,179)	(1,868)
Interest – refinancing gain (costs)	1,016	(2,645)	(8,361)	(4,685)
Total other expense	(39,051)	(33,021)	(81,947)	(63,056)

Income before gain on assets sold	35,203	46,817	78,255	99,763
Gain on assets sold – net	8,802	-	8,802	2,883
Income from continuing operations before income taxes	44,005	46,817	87,057	102,646
Income taxes	(539)	-	(539)	-
Net income	43,466	46,817	86,518	102,646
Net income attributable to noncontrolling interest	(2,038)	-	(2,038)	-
Net income available to common stockholders	$41,428	$46,817	$84,480	$102,646

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.23	$0.37	$0.53	$0.82
Diluted:
Net income	$0.22	$0.37	$0.53	$0.81

Dividends declared and paid per common share	$0.18	$0.50	$1.07	$0.99

Weighted-average shares outstanding, basic	182,697	126,474	158,521	125,467
Weighted-average shares outstanding, diluted	194,482	127,436	164,644	126,130

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income	$43,466	$46,817	$86,518	$102,646
Deduct gain from real estate dispositions	(8,802)	—	(8,802)	(2,883)
Sub – total	34,664	46,817	77,716	99,763
Elimination of non-cash items included in net income:
Depreciation and amortization	59,156	31,301	89,766	62,745
Add back non-cash provision for impairments on real estate properties	6,916	1,558	12,898	1,558
Funds from operations available to common stockholders	$100,736	$79,676	$180,380	$164,066

Weighted-average common shares outstanding, basic	182,697	126,474	158,521	125,467
Restricted stock and PRSUs	2,796	962	1,628	663
Omega OP Units	8,989	—	4,495	—
Weighted-average common shares outstanding, diluted	194,482	127,436	164,644	126,130

Funds from operations per share available to common stockholders	$0.52	$0.63	$1.10	$1.30

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$100,736	$79,676	$180,380	$164,066
Deduct non-cash provision for uncollectible accounts receivable, mortgages and notes	(7)	2,761	(9)	2,745
(Deduct)/add back interest refinancing expense	(1,016)	2,645	8,361	4,685
Add back acquisition costs	47,084	45	51,952	140
Add back non-cash stock-based compensation expense	2,873	2,285	4,483	4,548
Adjusted funds from operations available to common stockholders	$149,670	$87,412	$245,167	$176,184

Adjustments to calculate funds available for distribution:
Non-cash interest expense	1,857	994	3,277	1,972
Capitalized interest	(403)	—	(423)	—
Non-cash revenues	(14,990)	(8,663)	(24,377)	(17,207)
Funds available for distribution	$136,134	$79,743	$223,644	$160,949

Funds From Operations (“FFO”), Adjusted FFO and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures. For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

2015 FAD AND ADJUSTED FFO GUIDANCE RECONCILIATION

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO and FAD to projected GAAP earnings. Omega may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

	2015 Quarterly Adjusted FFO and FAD Guidance Range per diluted common share
	Q1	Q2	Q3	Q4	Full Year
Net Income	$0.32	$0.22	$0.39 - $0.41	$0.35 - $0.36	$1.28 - $1.31
Depreciation	0.23	0.30	0.31	0.32	1.16
Gain on assets sold	-	(0.05)	-	-	(0.05)
Real estate impairment	0.04	0.04	-	-	0.08
FFO	$0.59	$0.52	$0.70 - $0.72	$0.67 - $0.68	$2.48 - $2.51
Adjustments:
Transaction costs	0.04	0.24	0.06	-	0.35
Interest – refinancing costs	0.07	(0.01)	-	0.11	0.16
Stock-based compensation expense	0.01	0.01	0.01	0.01	0.05
Adjusted FFO	$0.71	$0.77	$0.77 - $0.78	$0.79 - $0.80	$3.04 - $3.06
Non-cash interest expense	0.01	0.01	0.01	0.01	0.04
Non-cash revenue	(0.07)	(0.08)	(0.08)	(0.08)	(0.29)
FAD	$0.65	$0.70	$0.70 - $0.72	$0.72 - $0.74	$2.77 - $2.81

Note: All per share numbers rounded to 2 decimals. This table should be read in conjunction with the notes to the preceding table under “2015 FAD and Adjusted FFO Guidance” section above.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended June 30, 2015, and do not give effect to the acquisition of Aviv by merger:

	As of June 30, 2015
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property(1)(2)	820	$6,532,874	84%	809	80,451
Direct Financing Leases	58	571,377	7%	56	5,643
Loans Receivable	58	682,255	9%	58	6,097
Total Investments	936	$7,786,506	100%	923	92,191

Investment Data	Total # of Properties (2)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000’s)
Skilled Nursing Facilities/Transitional Care (1)(2)	843	$6,866,966	88%	831	86,715	$79
Senior Housing	93	919,540	12%	92	5,476	168
	936	$7,786,506	100%	923	92,191	$84

(1) Total investment includes a $19.2 million lease inducement and excludes $15.9 million of properties classified as held-for-sale.

(2) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
Rental Property (1)	$163,112	82%	$264,076	80%
Capital Lease	15,020	8%	29,366	9%
Mortgage Notes	17,562	9%	34,141	10%
Other Investment Income- net	2,017	1%	3,548	1%
	$197,711	100%	$331,131	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
Skilled Nursing Facilities/Transitional Care (1)	$179,249	91%	$304,945	92%
Senior Housing	16,445	8%	22,638	7%
Other	2,017	1%	3,548	1%
	$197,711	100%	$331,131	100%

(1) 2nd quarter revenue includes $0.8 million reduction for lease inducement and $1.6 million year-to-date.

Note: the Company’s results for the six-month period ended June 30, 2015 do not reflect the operations of Aviv for the three-month period ended March 31, 2015, and accordingly are not indicative of the Company’s results for future periods.

Operator Concentration by Investment ($000's)	As of June 30, 2015
	Total # of Properties (1)	Total Investment (2)	% of Investment
New Ark Investment, Inc.	59	$579,130	7%
Ciena Healthcare	31	418,689	5%
Maplewood Real Estate Holdings, LLC	10	365,220	5%
Genesis Healthcare	59	358,027	5%
CommuniCare Health Services, Inc.	36	357,349	5%
Daybreak Venture, LLC	54	348,952	4%
Laurel	27	308,047	4%
Health & Hospital Corporation	44	304,719	4%
Saber Health Group	30	281,782	4%
Diversicare Healthcare Services	36	272,069	3%
Remaining 74 Operators	550	4,192,522	54%
	936	$7,786,506	100%

(1) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.

(2) Total investment includes a $19.2 million lease inducement and excludes $15.9 million of properties classified as held-for-sale.

Concentration by State	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	86	$800,404	10%
Texas	109	687,968	9%
Florida	96	660,037	9%
Michigan	47	588,073	8%
California	60	514,455	7%
Pennsylvania	44	461,525	6%
Indiana	60	386,522	5%
Arkansas	33	251,415	3%
Connecticut	6	239,025	3%
South Carolina	22	231,084	3%
Mississippi	19	224,096	3%
Kentucky	26	189,226	2%
Massachusetts	16	176,791	2%
Maryland	16	174,077	2%
Missouri	23	159,992	2%
Tennessee	20	155,427	2%
Remaining 25 States and United Kingdom	253	1,886,389	24%
	936	$7,786,506	100%

(1) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.

(2) Total investment includes a $19.2 million lease inducement and excludes $15.9 million of properties classified as held-for-sale.

Revenue Maturities ($000's)	As of June 30, 2015
Operating Lease Expirations & Loan Maturities	Year	2015 Current Lease Revenue	2015 Current Interest Revenue	2015 Lease and Interest Revenue	%
	2015	$2,394	$-	$2,394	0.3%
	2016	3,139	-	3,139	0.4%
	2017	13,829	109	13,938	1.9%
	2018	54,828	1,473	56,301	7.8%
	2019	3,040	-	3,040	0.4%
	2020	7,971	-	7,971	1.1%

Note: Based on 2015 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	As of March 31, 2015
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended March 31, 2015 (1)	51.0%	39.7%	9.3%
Three-months ended December 31, 2014 (1)	53.2%	37.3%	9.5%
Three-months ended September 30, 2014 (2)	53.9%	38.4%	7.7%
Three-months ended June 30, 2014 (2)	53.0%	39.2%	7.8%
Three-months ended March 31, 2014 (2)	53.1%	39.3%	7.6%

(1)	Includes results for Aviv legacy properties.
(2)	Excludes results for Aviv legacy properties.

Operator Census and Coverage		Coverage Data
	Occupancy(3)	Before Management Fees		After Management Fees

Twelve-months ended March 31, 2015 (1)	82.3%	1.8	x	1.4	x
Twelve-months ended December 31, 2014 (2)	84.5%	1.8	x	1.4	x
Twelve-months ended September 30, 2014 (2)	84.3%	1.8	x	1.4	x
Twelve-months ended June 30, 2014 (2)	84.2%	1.8	x	1.4	x
Twelve-months ended March 31, 2014 (2)	83.7%	1.8	x	1.4	x
(1)	Includes results for Aviv legacy properties.
(2)	Excludes results for Aviv legacy properties.
(3)	Based on available (operating) beds.

The following table presents a debt maturity schedule as of June 30, 2015:

Debt Maturities ($000’s)	Secured Debt		Unsecured Debt
Year	HUD Mortgages (1)	GE Term Loan	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2015	-	-	-	-	-	-
2016	-	-	-	-	-	-
2017	-	-	300,000	-	-	300,000
2018	-	-	1,250,000	-	-	1,250,000
2019	-	180,000	200,000	-	-	380,000
2020	-	-	-	-	-	-
Thereafter	80,927	-	-	2,325,000	20,000	2,425,927
	$80,927	180,000	$1,750,000	$2,325,000	$20,000	$4,355,927

(1)	Excludes $2.1 million of fair market valuation (adjustments).
(2)	Reflected at 100% borrowing capacity.
(3)	Comprised of a $200 million acquisition term loan and $100 million Omega OP term loan due 2017, $1.25 billion revolver (excluding $250 million accordion) due 2018 and a $200 million term loan due 2019.
(4)	Excludes net discount of $11.8 million.
(5)	Excludes $0.7 million of fair market valuation (adjustments).

The following table presents investment activity for the three-and six-month period ended June 30, 2015:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$177,484	90%	$183,784	85%
Construction-in-Progress	9,639	5%	15,490	7%
Capital Expenditures	8,857	5%	17,931	8%
Total	$195,980	100%	$217,205	100%

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